CERTIFICATE OF AMENDMENT

                                      OF

                        CERTIFICATE OF INCORPORATION

Abatix Environmental Supply Corp. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation, by the unanimous written consent of its members and filed with the minutes of the Corporation, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

RESOLVED, that the Certificate of Incorporation of Abatix Environmental Supply Corp. be amended by changing the First Article thereof so that, as amended, said Article shall be and read as follows:

"FIRST: The name of the corporation (hereinafter called the "corporation") is ABATIX ENVIRONMENTAL CORP."

SECOND: That in lieu of a meeting and vote of stockholders, the sole stockholder has given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.
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THIRD:  That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the corporation has caused this certificate to be signed by Gary L. Cox, it Executive Vice President, and attested by Stephen R. Patterson, its Assistant Secretary this 6th day of January, 1989.

                                    	ABATIX ENVIRONMENTAL SUPPLY CORP.


(SEAL)	                              By:/S/ GARY L. COX
                                        ------------------
                                       	Gary L. Cox, Executive Vice President


ATTEST:

By:/S/ STEPHEN R. PATTERSON
   -------------------------
   Stephen R. Patterson, Assistant Secretary